Exhibit 5.2

INTERNAL REVENUE SERVICE             DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
31 HOPKINS PLAZA
BALTIMORE, MD  21201-0000
                        Employer Identification Number:
Date: September 16, 1995           25-0447860
                              File Folder Number:
                                   521040876
DRAVO CORPORATION              Person to Contact:
ONE OLIVER PLAZA                   JACK NOVIK
PITTSBURGH, PA  15222      Contact Telephone Number:
                                 (201)645-6549
                              Plan Name:
                               DRAVO MONEY ACCUMULATION PLAN FOR
                               HOURLY EMPLOYEES
                              Plan Number: 024

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-
1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue code. It is not a determination regarding the effect of other federal or local statutes.

     This plan satisfies the minimum coverage and nondiscrimination requirements of sections 410(b) and 401(a)(4) of the Code because the plan (disregarding any portion that benefits solely collectively bargained employees) benefits no highly compensated employees. This letter may not be relied on with respect to the aforementioned requirements of the Code for any plan year in which the plan (disregarding any portion that benefits solely collectively bargained employees) benefits any highly compensated employees.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.



                                            Letter  835 (DO/CG)
                               -2-
DRAVO CORPORATION


     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                              Sincerely yours,

                              /s/ PAUL M. HARRINGTON

                              District Director

Enclosure(s)
Publication 794
Addendum




                                            LETTER  835 (DO/CG)
                               -3-

DRAVO CORPORATION


This determination is subject to your adoption of the proposed plan restatement submitted in your authorized representative's letter dated December 30, 1994. This determination is also subject to your adoption of the proposed plan amendments submitted in your authorized representative's letter dated July 27, 1995. Both the proposed plan restatement and the amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).


                                            LETTER  835 (DO/CG)